Exhibit 10.5

2012 EXECUTIVE MANAGEMENT COMPENSATION PROGRAM

FOR NON-VIRGINIA-BASED COVERED OFFICERS (“2012 NON-VIRGINIA EMCP”)

Program Document

Effective January 1, 2012

Covered Positions	This Program Document applies to non-Virginia-based Covered Officers. Freddie Mac’s Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), all Executive Vice Presidents (“EVPs”), and all Senior Vice Presidents (“SVPs”) are each considered a “Covered Officer,” unless an employee’s participation as a Covered Officer is specifically excluded in a separate agreement. A Covered Officer is considered non-Virginia-based if he or she is primarily or principally assigned to provide services from a work location outside of the Commonwealth of Virginia.
Covered Position Participation Requirement	Participation in the 2012 Non-Virginia EMCP is conditioned on the Covered Officer’s agreement to the terms and conditions set forth herein and in the 2012 EMCP Recapture and Forfeiture Agreement (“2012 Recapture Agreement”). A Covered Officer who does not agree to the terms of both the 2012 Non-Virginia EMCP and the Recapture Agreement will receive only Base Salary. The terms and conditions set forth in the 2012 Recapture Agreement are incorporated in and made a part of this 2012 Non-Virginia EMCP.
Target Total Direct Compensation[1]	A Covered Officer’s target total direct compensation (“Target TDC”) is the sum of Base Salary and Deferred Salary, each of which is paid in cash.
Base Salary	Base Salary is earned and paid on a semi-monthly basis and cannot exceed $500,000 without FHFA approval.
Deferred Salary	The portion of Target TDC not paid in Base Salary is Deferred Salary. Deferred Salary is available to be earned and is provisionally credited on a semi-monthly basis. It is actually earned and will be paid following a determination that certain contingencies and conditions precedent have been met (see “When Deferred Salary is Earned” and “When Deferred Salary is Paid,” below).

Deferred Salary consists of the following two elements:

At-Risk Deferred Salary – The amount of At-Risk Deferred Salary that is available to be earned shall be equal to 30% of the Covered Officer’s Target TDC.

➢ One-half of At-Risk Deferred Salary (or 15% of Target TDC) is based on corporate performance as assessed by the Compensation Committee (the Committee) of the Board of Directors and the Federal Housing Finance Agency (FHFA) against objectives they deem relevant for the calendar year in which the At-Risk Deferred Salary is available to be earned.[2] The total amount of a Covered Officer’s At-Risk Deferred Salary that is available to be earned based on corporate performance is subject to reduction ranging from 0% (no reduction) to 100% (the maximum reduction).

➢ One-half of At-Risk Deferred Salary (or 15% of Target TDC) that is available to be earned is subject to reduction based on individual performance. The total amount of a Covered Officer’s At-Risk Deferred Salary that is available to be earned based on individual performance is subject to reduction ranging from 0% (no reduction) to 100% (the maximum reduction.

[1]	Initially expressed as an annual rate. Amount will be prorated, as appropriate, to reflect date of hire, promotion into a Covered Position, date of termination, or other adjustment to Target TDC.
[2]

For a Covered Officer for whom a separate division scorecard is approved by either a Board committee or FHFA, the reduction will be based on the appropriate Board committee’s and FHFA’s assessment of performance against such separate division scorecard.

2012 Non-Virginia Executive Management Compensation Program

Effective January 1, 2012

Deferred Salary (continued)	For Covered Officers other than the CEO, a Covered Officer’s performance during the calendar year for which the At-Risk Deferred Salary is available to be earned will be assessed by the CEO, in his/her sole discretion, pursuant to the performance assessment process in effect for such year.

In the case of the CEO, the Committee will evaluate the CEO’s performance and, after considering input from other independent members of the Board, determine the reduction, if any.

At-Risk Deferred Salary payments for Executive Officers (as defined in the Committee’s charter) are subject to review and approval by the Committee and FHFA. Payments for Non-Executive Officers will be reviewed by the Committee and FHFA.

Fixed Deferred Salary – The amount of Fixed Deferred Salary that is available to be earned shall be equal to the Covered Officer’s Target TDC less Base Salary and less At-Risk Deferred Salary and is not subject to reduction based on either corporate or individual performance.

Payment of both At-Risk and Fixed Deferred Salary is also subject, if applicable, to the “Treatment Upon Termination” provisions set forth below.
When Deferred Salary is Earned	A Covered Officer’s right to receive and retain any provisionally credited but unpaid Deferred Salary is subject to the following contingencies and conditions precedent, and provisionally credited but unpaid Deferred Salary is earned only when such contingencies and conditions have been satisfied: (a) in the case of At-Risk Deferred Salary, the applicable corporate and individual performance conditions have been met, as established through the performance assessment and reduction process for At-Risk Deferred Salary; and (b) in the case of Fixed Deferred Salary, the Covered Officer has completed any requisite period of continuous employment with Freddie Mac as described further in Treatment Upon Termination: Fixed Deferred Salary. The failure to fulfill any contingency or condition precedent will prevent the Covered Officer’s entitlement to Deferred Salary.
When Deferred Salary is Paid

Deferred Salary is paid only if the relevant controlling contingencies and conditions precedent are met (see When Deferred Salary is Earned above), after application of (i) the performance assessment and reduction process and (ii) any relevant forfeiture and recapture provisions.

Any Deferred Salary that is payable to a Covered Officer as described above and that was available to be earned and provisionally credited in one quarter shall be paid in cash on the last business day of the corresponding quarter of the following calendar year. This payment schedule is referred to as the Approved Payment Schedule.
Impact on Retirement, Executive, and Welfare Plans	The treatment of Base Salary and Deferred Salary as compensation for purposes of Freddie Mac’s retirement and welfare benefit plans is governed by the actual terms of those plans. The table below summarizes whether Base Salary and Deferred Salary a Covered Officer receives while an active employee are treated as compensation for purposes of the following Freddie Mac retirement and welfare benefit plans. Freddie Mac retains the right to amend, revise or discontinue any of the retirement and welfare benefit plans and the terms of each plan will prevail in the event that there is any conflict between those terms and the table below:

2012 Non-Virginia Executive Management Compensation Program

Effective January 1, 2012

Impact on Retirement, Executive, and Welfare Plans (continued)	Freddie Mac’s Retirement and Welfare Benefit Plans	Base Salary Considered Compensation?	Deferred Salary Considered Compensation?
	Tax-Qualified Thrift/401(k)	Yes	Yes
	Tax-Qualified Employees’ Pension	Yes	Yes
	Non-Qualified Supplemental Executive Retirement Plans (SERP)[3]	Yes	Yes
	Group Term Life Insurance	Yes	No
	Group Universal Life Insurance	Yes	No
	Long-Term Disability Plan	Yes	No
	Accidental Death and Personal Loss Insurance	Yes	No
	Business Travel Accident Insurance	Yes	No
	Worker’s Compensation	Yes	No
	Purchase/Payout of Vacation	Yes	No
Any Base Salary or Deferred Salary a Covered Officer receives after termination of employment is NOT treated as compensation for purposes of any Freddie Mac retirement or welfare benefit plan.
Treatment Upon Termination: Base Salary	Base Salary will cease upon termination of employment, regardless of the reason for such termination.

[3]	Compensation for the purposes of the Non-Qualified SERP may not exceed two times a Covered Officer’s Base Salary.

2012 Non-Virginia Executive Management Compensation Program

Effective January 1, 2012

Treatment Upon Termination: At-Risk Deferred Salary	The timing and payment of any unpaid portion of At-Risk Deferred Salary is based on the reason for termination of employment, as follows:

• Forfeiture Event – All provisionally credited but unpaid At-Risk Deferred Salary is subject to forfeiture upon the occurrence of an event or conduct described in the 2012 Recapture Agreement;

• Death – All provisionally credited but unpaid At-Risk Deferred Salary is paid as soon as administratively possible, but not later than 90 calendar days after the date of death; and

• Any Other Reason[4] – All provisionally credited but unpaid At-Risk Deferred Salary is paid in accordance with the Approved Payment Schedule, subject to the performance assessment and reduction process for At-Risk Deferred Salary (see When Deferred Salary is Paid above).

In cases of death or Long-Term Disability (as defined in the Long-Term Disability Plan in effect on the date of termination), the performance assessment and reduction process for At-Risk Deferred Salary is waived, and there is no reduction based on either corporate or individual performance.
Treatment Upon Termination: Fixed Deferred Salary	The timing and payment of any unpaid portion of Fixed Deferred Salary is based on the reason for termination of employment, as follows:

• Forfeiture Event – All provisionally credited but unpaid Fixed Deferred Salary is subject to forfeiture upon the occurrence of an event or conduct described in the 2012 Recapture Agreement;

• Death – All provisionally credited but unpaid Fixed Deferred Salary is paid in full as soon as administratively possible, but not later than 90 calendar days after the date of death; and

• Any Other Reason[4] – All provisionally credited but unpaid Fixed Deferred Salary is paid in accordance with the Approved Payment Schedule (see When Deferred Salary is Paid above).

A Covered Officer’s provisionally credited but unpaid Fixed Deferred Salary will be reduced by 2% for each full or partial month by which the termination precedes:

• January 31, 2014 for a Covered Officer who was an employee on January 1, 2012 and who remained continuously employed through the termination date; or,

• The 25-month anniversary of the hire date for a Covered Officer hired after January 1, 2012.

This reduction will not be applied in cases of death or Long-Term Disability.

[4]	Any Other Reason includes, but is not limited to, voluntary terminations, retirement, long-term disability, and involuntary termination for any reason other than a Forfeiture Event.

2012 Non-Virginia Executive Management Compensation Program

Effective January 1, 2012

Reservation of Rights and Applicable Law

Each Covered Officer’s employment with Freddie Mac is “at-will,” meaning that either the Covered Officer or Freddie Mac may terminate such employment at any time with or without cause or notice. Nothing in this Program Document or any other document referred to or incorporated by reference herein shall be held or construed to change the at-will nature of any Covered Officer’s employment with Freddie Mac.

Nothing in this Program Document is intended or shall be construed to abrogate FHFA’s authority to either: (i) modify or terminate any compensation plan or program (including the 2012 Non-Virginia EMCP); or (ii) disapprove the actual payment of any form of compensation to be paid pursuant to the 2012 Non-Virginia EMCP.

FHFA retains the right to modify any of the terms and conditions of your employment, including the right to modify or rescind the terms and conditions of the 2012 Non-Virginia EMCP as well as the actual payment of compensation to you pursuant thereto, without giving rise to liability on the part of Freddie Mac.

The 2012 Non-Virginia EMCP is subject to and shall be construed in accordance with: (i) any applicable law and any applicable regulation, guidance or interpretation of FHFA and/or the United States Department of the Treasury; and (ii) the substantive laws of the state in which the Covered Officer’s primary place of employment with Freddie Mac is located, excluding the laws of such state concerning choice-of-law that would result in the application of the laws of a different jurisdiction.

Payment of Deferred Salary under the 2012 Non-Virginia EMCP is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), as amended, and, specifically, with the separation pay exemption and short term deferral exemption of Section 409A, and shall in all respects be construed, interpreted, and administered in accordance with Section 409A. Notwithstanding anything in the 2012 Non-Virginia EMCP to the contrary, payments may only be made pursuant to the 2012 Non-Virginia EMCP upon an event and in a manner permitted by Section 409A or an applicable exemption. All payments to be made upon a termination of employment under this Program may only be made upon a “separation from service” under section 409A. If a Covered Officer is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)) at the time of a separation from service, payments scheduled to be made during the six months following the separation from service shall, to the extent required by Section 409A, be deferred to and payable on the first day of the seventh month following the separation from service.

By signing below, I acknowledge that I understand and voluntarily agree to the terms of this 2012 Non-Virginia EMCP, effective as of January 1, 2012:

Covered Officer’s Signature	Date

Printed Name	Title